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                                                                    EXHIBIT 10.4

                                  Summary of
                        Sequent Energy Management, L.P.
                      Incentive Compensation Program (ICP)


Designated employees of Sequent Energy Management, L.P. (the Company) participate in an annual cash incentive compensation program designed to reward performance as measured by the Company's EBIT (Earnings Before Interest and Income Taxes) and, in some instances, "net book" as defined below. The first measurement period for determining incentive compensation is April 1, 2001 through September 30, 2001. Thereafter, performance will be measured over twelve-month periods consistent with the fiscal year of the Company.

The program provides for distribution of an incentive pool. The pool amount will be determined for each measurement period based on the Company's EBIT. Aggregate awards paid to all employees of the Company pursuant to the ICP may not exceed the funds allocated to the ICP pool. If the specified EBIT threshold for a measurement period is not achieved, the Company will not generally make funds available for an ICP incentive pool. If, however, EBIT equals or exceeds the specified threshold, participating employees will receive incentive compensation, based on objectives established at the beginning of the measurement period, as follows:

1. Annual incentive awards for some employees will be based upon EBIT results, and those employees will typically receive awards of a specified percentage of base salary.

2. Annual incentive awards for certain officers of the Company will be calculated as a percentage of the Company's "net book". Net book is more fully defined in the ICP document, but is generally gross Company profit less various costs, including costs of the ICP.

3. Some employees' annual incentive awards may be determined by a combination of EBIT and net book results.

4. Some employees' annual incentive awards under the ICP may be based entirely upon management's subjective evaluation of their performance.

Positive or negative adjustments may be made to the ICP award pool if the size of the pool is deemed not to appropriately reflect the Company's results. Furthermore, the Company reserves the right to make positive or negative adjustments to any individual award based upon management's evaluation of the employee's performance.

The officers of the Company are provided an opportunity under the ICP to elect to defer all or a portion of their earned bonus. Pursuant to the deferral mechanism, the amount of an individual's award is increased by 25% and then exchanged for AGL Resources nonqualified stock options (NQSOs) or, at AGL Resources' election, stock appreciation rights (SARs), under the following terms:

1. The number of NQSOs or SARs received in exchange for the deferred bonus will be determined by dividing the deferred amount (i.e., 125% of the individual's award) by the Black-Scholes (binomial) value of AGL Resources common stock on the date of exchange.

2. The exercise price of the NQSOs or SARs will be the fair market value of AGL Resources shares on the date of the exchange.

3. All NQSOs and SARs will be fully vested as of the date that is one year from the date of the exchange.